Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information: Kenneth Kay Sr. Executive Vice President and Chief Financial Officer 310.405.8905	Nick Kormeluk Sr. Vice President Investor Relations 949.809.4308	Steve Iaco Sr. Managing Director Corporate Communications 212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS
THIRD QUARTER 2008 REVENUE OF $1.3 BILLION AND EARNINGS PER
SHARE OF $0.27

Los Angeles, CA — November 6, 2008 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported revenue of $1.3 billion for the third quarter of 2008, compared with $1.5 billion for the third quarter of 2007.  The Company reported net income of $40.4 million, or $0.19 per diluted share, for the third quarter of 2008, compared with net income of $114.9 million, or $0.48 per diluted share, for the same quarter last year.

Excluding one-time charges (1), the Company would have earned net income (2) of $56.1 million, or $0.27 per diluted share, in the third quarter of 2008 compared with net income of $130.2 million, or $0.55 per diluted share, in the third quarter of 2007.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) (3) totaled $148.0 million for the third quarter of 2008 compared to $239.9 million for the same quarter last year.

CB Richard Ellis continued to generate significant growth in its recurring fee-based outsourcing business activities. Revenue from this business line rose by 30% in the third quarter and accounted for more than one-third of global revenue — up from approximately 23% in the same period of 2007.  For the first nine months of 2008, the Company added 27 new corporate outsourcing clients and expanded its service offering with 25 existing corporate relationships, with services increasingly being furnished on an international and global scale.

Results during the quarter were impacted by weak sales activity caused by the global credit market turmoil, and soft leasing performance reflecting weaker economic conditions, particularly in the U.S. and the U.K. Constraints in the capital markets also adversely affected the achievement of incentive based revenues by the global investment management business.

“Our third quarter results reflected the extremely challenging market conditions, which continued to deteriorate globally,” said Brett White, president and chief executive officer of CB Richard Ellis.  “However, we performed reasonably well considering the extent of negative conditions in the marketplace.  The investment sales and investment management businesses continue to operate at reduced levels of activity due to the unprecedented weakness in the credit markets.  Although leasing markets are softer worldwide, the performance of this business line during the third quarter of 2008 has only declined by 5% on a global basis versus 2007 with better performance evident in Asia Pacific.  We benefited during the quarter from our past diversification efforts, which have boosted recurring revenues from outsourcing contracts with corporate and institutional clients.  Macroeconomic conditions remain very challenging and therefore we continue to focus on cost reductions and market share expansion opportunities across all business lines.”

For the first nine months of the year, CB Richard Ellis attained a 17.2% market share in U.S. investment sales versus 16.1% for 2007, according to Real Capital Analytics. This performance is evidence of the Company’s ability to improve its position in an overall weak market.

Management has been working diligently to remove significant operating expense from the Company’s business model in order to better align our cost base with lower activity levels during this downturn in commercial real estate.  In total to date, the Company has eliminated $190 million of permanent run rate expenses.  All actions necessary to capture these savings will be completed by the end of 2008, which will enable us to realize the full benefit in 2009.

Americas Segment Results

Third-quarter revenue for the Americas region, including the U.S., Canada and Latin America, was $816.2 million, compared with $914.7 million for the third quarter of 2007.  The continued strong growth of the outsourcing business only partially offset weaker sales, leasing, appraisal and commercial mortgage brokerage activity.

Operating income for the Americas region totaled $67.8 million for the third quarter of 2008, compared with $102.4 million for the third quarter of 2007.  The Americas region’s EBITDA totaled $81.0 million for the third quarter of 2008, compared with $126.2 million from last year’s third quarter.  Excluding the impact of one-time items, operating income for the Americas region would have totaled $75.9 million for the third quarter of 2008, as compared to $125.2 million for the third quarter of last year.  The reduction in current year operating income and EBITDA reflected lower transaction revenues, partially offset by increased outsourcing revenues, albeit at lower margins, lower compensation expense and savings realized through cost reduction efforts.

EMEA Segment Results

Revenue for the EMEA region, which mainly consists of operations in Europe, totaled $271.7 million for the third quarter of 2008, compared with $320.2 million for the third quarter of 2007.  Similar to the Americas, the growth of our outsourcing business in several countries, particularly the U.K., Russia, France, Germany and the Netherlands, was more than offset by lower sales and leasing transaction revenue for the segment.

Operating income for the EMEA segment totaled $18.2 million for the third quarter of 2008, compared with $66.0 million for the same period last year.   Excluding the impact of

one-time items, operating income for the EMEA region would have totaled $19.3 million for the third quarter of 2008, as compared to $67.4 million for the third quarter of last year.  EBITDA for the EMEA region totaled $23.1 million for the third quarter of 2008 compared to $68.7 million for last year’s third quarter.  The current year’s third quarter lower operating income and EBITDA reflect lower transaction revenues as well as a shift in revenue mix from higher margin investment sales and leasing to outsourcing.

Asia Pacific Segment Results

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $141.5 million for the third quarter of 2008, a 5% increase from $134.5 million for the third quarter of 2007.  Except for sales, most business lines showed improvement, particularly in Australia, China, Japan and Korea. The acquisition of a majority interest in CBRE India during the latter part of the third quarter of 2007 also contributed to revenue growth.

Operating income for the Asia Pacific segment was $5.1 million for the third quarter of 2008 compared to $18.3 million for the same period last year.  EBITDA for the Asia Pacific segment totaled $9.1 million for the third quarter of 2008, compared to $19.1 million for last year’s third quarter.  The current year’s third quarter lower operating income and EBITDA mainly reflect a shift in revenue mix from higher margin investment sales to outsourcing, coupled with higher compensation expense associated with acquisition and recruitment activity.

The Asia Pacific segment did not incur any significant one-time costs in the current or prior year quarter.

Global Investment Management Segment Results

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $39.8 million for the third quarter of 2008, compared to $99.1 million recorded in the third quarter of 2007.  Reduced incentive fees in the U.S and the timing of carried interest activity continued to negatively impact this segment’s results.  There was no revenue recognized from funds liquidating (carried interest revenue) in the third quarter of 2008 versus $10.6 million of such revenue in last year’s third quarter.   However, operating income of $20.7 million for the third quarter of 2008 was consistent with the $20.8 million achieved for the same period last year.  This was largely due to lower carried interest incentive compensation of $32.8 million, including the reversal of previously accrued carried interest incentive compensation of a net $15.3 million in the current year quarter.  EBITDA for this segment was $19.4 million for the third quarter of 2008, compared with $23.2 million in the third quarter of 2007.  This decrease was driven by lower equity earnings, which are included in the calculation of EBITDA but not in the calculation of operating income.

Total assets under management decreased by 6% during the quarter primarily due to valuation declines in the U.K. portfolio.  At $40.9 billion, assets under management are up 8% from year end 2007, reflecting active fundraising efforts and acquisition programs.

Development Services Segment Results

In the Development Services segment, which consists of real estate development and investment activities primarily in the U.S., revenue totaled $30.5 million for the third quarter of 2008, a 26% increase compared to $24.3 million recorded in the third quarter of 2007.  This revenue increase was primarily driven by construction revenue, which also led to a corresponding increase in construction job costs, thereby not translating into increased operating income or EBITDA.

This segment reported an operating loss of $3.5 million for the third quarter of 2008, compared with operating income of $7.8 million for the same period last year, partially due to an increase in real estate operating expenses as well as a large amount of current year gains on property sales being classified as “discontinued operations,” which are not included in the calculation of operating income/loss.  EBITDA for the segment was $15.5 million for the third quarter of 2008, compared to $2.7 million in last year’s third quarter.  This increase was primarily driven by gains on property sales classified as “discontinued operations,” which are included in the calculation of EBITDA.

Development projects in process as of September 30, 2008 totaled $6.3 billion, down slightly from both year ago levels and from year-end 2007. The pipeline inventory stood at $3.4 billion as of September 30, 2008.

Nine-Month Results

Revenue was $3.8 billion for the nine months ended September 30, 2008, compared to $4.2 billion for the same period last year.  The Company reported net income of $77.4 million, or $0.37 per diluted share, for the nine months ended September 30, 2008, compared to net income of $268.1 million, or $1.13 per diluted share, in the same period last year.

Excluding one-time charges (1), the Company would have earned net income (2) of $121.0 million, or $0.58 per diluted share, for the nine months ended September 30, 2008, compared to net income of $352.5 million, or $1.49 per diluted share, for the nine months ended September 30, 2007.

EBITDA was $335.5 million for the nine months ended September 30, 2008, compared to $576.4 million in the same period last year.

Conference Call Details

The Company’s third-quarter earnings conference call will be held on Friday, November 7, 2008 at 10:30 a.m. Eastern Standard Time (EST).  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-288-8961 for U.S. callers and 612-332-0637 for international callers.  A replay of the call will be available starting at 2:00 p.m. EST on November 7, 2008 and ending at midnight EST on November 21, 2008. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 966095.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2007 revenue). With over 29,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage brokerage; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis is the only commercial real estate services company named one of the 50 “best in class” companies by BusinessWeek, and was also named one of the 100 fastest growing companies by Fortune.   Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our performance in 2008, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; any general economic slow-down or recession in any of our principal operating regions; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to reduce expenditures to help offset lower revenues; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to sustain revenue growth and capture market share; our ability to retain and incentivize producers; and the integration of our acquisitions and the level of synergy savings achieved as a result.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2007 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) One-time charges include amortization expense related to net revenue backlog, incentive fees and customer relationships resulting from acquisitions, merger-related charges, integration costs related to acquisitions, severance, loss on trading securities acquired in the Trammell Crow Company acquisition, an adjustment to tax expense as a result of a decline in the value of assets associated with the Company’s Deferred Compensation Plan and the write-down of impaired investments.

(2) A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3) The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business lines and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$1,299,735	$1,492,809	$3,845,533	$4,197,133

Costs and expenses:
Cost of services	755,362	791,852	2,197,013	2,233,130
Operating, administrative and other	420,352	468,375	1,321,536	1,350,066
Depreciation and amortization	25,412	28,311	74,236	83,190
Merger-related charges	—	5,092	—	39,824
Total costs and expenses	1,201,126	1,293,630	3,592,785	3,706,210

Gain on disposition of real estate	9,766	16,075	13,808	16,075

Operating income	108,375	215,254	266,556	506,998

Equity (loss) income from unconsolidated subsidiaries	(3,408)	6,020	(25,922)	36,184
Minority interest (income) expense	(772)	9,692	(8,379)	12,427
Other loss	—	—	4,607	37,534
Interest income	4,400	7,937	14,107	20,922
Interest expense	42,290	40,417	126,855	124,572

Income from continuing operations before provision for income taxes	67,849	179,102	131,658	389,571
Provision for income taxes	37,701	64,155	64,493	121,512

Income from continuing operations	30,148	114,947	67,165	268,059
Income from discontinued operations, net of income taxes	10,225	—	10,225	—
Net income	$40,373	$114,947	$77,390	$268,059

Basic income per share
Income from continuing operations	$0.15	$0.50	$0.33	$1.16
Income from discontinued operations, net of income taxes	.05	—	.05	—
Net income	$0.20	$0.50	$0.38	$1.16
Weighted average shares outstanding for basic income per share	203,680,475	230,997,817	203,409,873	230,406,342

Diluted income per share
Income from continuing operations	$0.14	$0.48	$0.32	$1.13
Income from discontinued operations, net of income taxes	.05	—	.05	—
Net income	$0.19	$0.48	$0.37	$1.13
Weighted average shares outstanding for diluted income per share	207,706,250	237,450,864	207,942,875	237,291,116

EBITDA (1)	$148,036	$239,893	$335,527	$576,411

(1) Includes EBITDA related to discontinued operations of $16.9 million for the three and nine months ended September 30, 2008.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Americas
Revenue	$816,225	$914,715	$2,385,227	$2,640,618
Costs and expenses:
Cost of services	515,987	566,781	1,488,010	1,616,568
Operating, administrative and other	218,216	222,499	675,674	711,834
Depreciation and amortization	14,191	18,777	44,160	56,991
Merger-related charges	—	4,279	—	39,011
Operating income	$67,831	$102,379	$177,383	$216,214
EBITDA	$80,995	$126,216	$211,475	$249,889

EMEA
Revenue	$271,686	$320,208	$814,185	$876,374
Costs and expenses:
Cost of services	155,645	153,394	460,650	440,596
Operating, administrative and other	94,401	96,830	289,686	261,591
Depreciation and amortization	3,422	3,129	10,407	9,207
Merger-related charges	—	813	—	813
Operating income	$18,218	$66,042	$53,442	$164,167
EBITDA	$23,052	$68,664	$66,164	$172,609

Asia Pacific
Revenue	$141,452	$134,460	$434,551	$350,222
Costs and expenses:
Cost of services	83,730	71,677	248,353	175,966
Operating, administrative and other	49,111	42,776	139,982	116,687
Depreciation and amortization	3,487	1,741	7,112	4,769
Operating income	$5,124	$18,266	$39,104	$52,800
EBITDA	$9,128	$19,072	$44,638	$51,628

Global Investment Management
Revenue	$39,823	$99,098	$122,058	$268,526
Costs and expenses:
Operating, administrative and other	18,398	77,672	100,189	178,623
Depreciation and amortization	706	666	2,353	1,938
Operating income	$20,719	$20,760	$19,516	$87,965
EBITDA	$19,351	$23,219	$2,506	$103,239

Development Services
Revenue	$30,549	$24,328	$89,512	$61,393
Costs and expenses:
Operating, administrative and other	40,226	28,598	116,005	81,331
Depreciation and amortization	3,606	3,998	10,204	10,285
Gain on disposition of real estate	9,766	16,075	13,808	16,075
Operating (loss) income	$(3,517)	$7,807	$(22,889)	$(14,148)
EBITDA (1)	$15,510	$2,722	$10,744	$(954)

(1)  Includes EBITDA related to discontinued operations of $16.9 million for the three and nine months ended September 30, 2008.

Non-GAAP Financial Measures

                The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net income	$40,373	$114,947	$77,390	$268,059
Amortization expense related to net revenue backlog, incentive fees and customer relationships acquired, net of tax	1,784	6,120	6,048	18,576
Integration costs related to acquisitions, net of tax	2,008	5,929	7,469	20,983
Severance, net of tax	1,998	—	1,998	—
Write-down of impaired investments, net of tax	1,498	—	19,665	—
Loss on sale of trading securities acquired in the Trammell Crow Company acquisition, net of tax	—	44	—	20,564
Merger-related charges, net of tax	—	3,145	—	24,332
Adjustment to tax expense as a result of a decline in the value of the assets in the Company’s Deferred Compensation Plan	8,431	—	8,431	—
Net income, as adjusted	$56,092	$130,185	$121,001	$352,514

Diluted income per share, as adjusted	$0.27	$0.55	$0.58	$1.49

Weighted average shares outstanding for diluted income per share	207,706,250	237,450,864	207,942,875	237,291,116

                EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net income	$40,373	$114,947	$77,390	$268,059
Add:
Depreciation and amortization (1)	25,504	28,311	74,328	83,190
Interest expense (2)	42,939	40,417	127,504	124,572
Provision for income taxes (3)	43,744	64,155	70,536	121,512
Less:
Interest income (4)	4,524	7,937	14,231	20,922

EBITDA (5)	$148,036	$239,893	$335,527	$576,411

(1)  Includes depreciation and amortization related to discontinued operations of $0.1 million for the three and nine months ended September 30, 2008.

(2)  Includes interest expense related to discontinued operations of $0.6 million for the three and nine months ended September 30, 2008.

(3)  Includes provision for income taxes related to discontinued operations of $6.0 million for the three and nine months ended September 30, 2008.

(4)  Includes interest income related to discontinued operations of $0.1 million for the three and nine months ended September 30, 2008.

(5)  Includes EBITDA related to discontinued operations of $16.9 million for the three and nine months ended September 30, 2008.

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Americas

Operating income	$67,831	$102,379	$177,383	$216,214
Amortization expense related to net revenue backlog and customer relationships acquired	2,964	9,428	10,160	28,282
Integration costs related to acquisitions	3,186	9,124	11,975	32,745
Severance	1,900	—	1,900	—
Merger-related charges	—	4,279	—	39,011

Operating income, as adjusted	$75,881	$125,210	$201,418	$316,252

EMEA

Operating income	$18,218	$66,042	$53,442	$164,167
Integration costs related to acquisitions	146	540	572	1,597
Severance	925	—	925	—
Merger-related charges	—	813	—	813

Operating income, as adjusted	$19,289	$67,395	$54,939	$166,577

Asia Pacific

Operating income	$5,124	$18,266	$39,104	$52,800
Severance	532	—	532	—

Operating income, as adjusted	$5,656	$18,266	$39,636	$52,800

Global Investment Management

The Global Investment Management segment did not incur any one-time costs that impacted operating income in the current or prior year period.

Development Services

Operating (loss) income	$(3,517)	$7,807	$(22,889)	$(14,148)
Amortization expense related to incentive fees acquired	—	555	—	2,121

Operating (loss) income, as adjusted	$(3,517)	$8,362	$(22,889)	$(12,027)

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Americas
Net income	$30,181	$41,783	$56,470	$66,404
Add:
Depreciation and amortization	14,191	18,777	44,160	56,991
Interest expense	33,350	32,474	100,255	108,735
Royalty and management service income	(6,793)	—	(17,721)	—
Provision for income taxes	12,056	37,124	33,474	29,729
Less:
Interest income	1,990	3,942	5,163	11,970
EBITDA	$80,995	$126,216	$211,475	$249,889

EMEA
Net income	$2,467	$52,347	$25,431	$129,849
Add:
Depreciation and amortization	3,422	3,129	10,407	9,207
Interest expense	1,205	214	2,172	713
Royalty and management service expense	4,270	—	10,158	—
Provision for income taxes	12,434	14,884	21,108	41,293
Less:
Interest income	746	1,910	3,112	8,453
EBITDA	$23,052	$68,664	$66,164	$172,609

Asia Pacific
Net (loss) income	$(3,859)	$11,327	$9,519	$28,802
Add:
Depreciation and amortization	3,487	1,741	7,112	4,769
Interest expense	1,497	910	4,389	2,478
Royalty and management service expense	2,176	—	6,401	—
Provision for income taxes	5,947	5,212	18,036	15,872
Less:
Interest income	120	118	819	293
EBITDA	$9,128	$19,072	$44,638	$51,628

Global Investment Management
Net income (loss)	$6,924	$12,271	$(5,185)	$55,797
Add:
Depreciation and amortization	706	666	2,353	1,938
Interest expense	421	1,100	1,788	2,739
Royalty and management service expense	347	—	1,162	—
Provision for income taxes	10,961	9,461	3,190	43,621
Less:
Interest income	8	279	802	856
EBITDA	$19,351	$23,219	$2,506	$103,239

Development Services
Net income (loss)	$4,660	$(2,781)	$(8,845)	$(12,793)
Add:
Depreciation and amortization (1)	3,698	3,998	10,296	10,285
Interest expense (2)	6,466	5,677	18,900	14,418
Provision (benefit) for income taxes (3)	2,346	(2,526)	(5,272)	(9,003)
Less:
Interest income (4)	1,660	1,646	4,335	3,861
EBITDA (5)	$15,510	$2,722	$10,744	$(954)

(1)  Includes depreciation and amortization related to discontinued operations of $0.1 million for the three and nine months ended September 30, 2008.

(2)  Includes interest expense related to discontinued operations of $0.6 million for the three and nine months ended September 30, 2008.

(3)  Includes provision for income taxes related to discontinued operations of $6.0 million for the three and nine months ended September 30, 2008.

(4)  Includes interest income related to discontinued operations of $0.1 million for the three and nine months ended September 30, 2008.

(5)  Includes EBITDA related to discontinued operations of $16.9 million for the three and nine months ended September 30, 2008.

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2008	2007 (1)
Assets:
Cash and cash equivalents	$400,780	$342,874
Restricted cash	73,739	44,438
Receivables, net	835,575	1,081,653
Warehouse receivables (2)	226,131	255,777
Real estate assets (3)	858,571	698,545
Goodwill and other intangibles, net	2,721,223	2,578,814
Investments in and advances to unconsolidated subsidiaries	210,378	236,892
Deferred compensation assets	251,522	264,190
Other assets, net	833,847	739,390
Total assets	$6,411,766	$6,242,573
Liabilities:
Current liabilities, excluding debt	$1,049,926	$1,626,780
Warehouse lines of credit (2)	226,131	255,777
Revolving credit facility	560,692	227,065
Senior secured term loans	2,077,250	1,787,000
Other debt (4)	20,424	57,564
Notes payable on real estate (5)	611,865	466,032
Deferred compensation liability	252,124	278,266
Other long-term liabilities	276,181	291,933
Total liabilities	5,074,593	4,990,417

Minority interest	283,073	263,613

Stockholders’ equity	1,054,100	988,543
Total liabilities and stockholders’ equity	$6,411,766	$6,242,573

(1)  In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets and liabilities at December 31, 2007 have been reclassified to conform to the presentation at September 30, 2008.

(2)  Represents Freddie Mac and Fannie Mae loan receivables, which are offset by the related non-recourse warehouse line of credit facility.

(3)  Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)  Includes a non-recourse revolving credit line balance of $5.9 million and $42.6 million in Development Services as of September 30, 2008 and December 31, 2007, respectively.

(5)  Represents notes payable on real estate in Development Services of which $4.5 million and $6.6 million are recourse  to the Company as of September 30, 2008 and December 31, 2007, respectively.